Exhibit 10.39

Memory Pharmaceuticals Corp. 100 Philips Parkway Montvale, New Jersey 07645 Phone: (201) 802-7104 Fax: (201) 802-7190 www.memorypharma.com	James R. Sulat President & CEO

February 6, 2007

Dr. Stephen Murray

Vice President, Clinical Development

Memory Pharmaceuticals Corp.

100 Phillips Parkway

Montvale, NJ 07645

RE:	Amendment to Offer Letter

Dear Steve:

This letter amends the offer letter previously provided to you by Memory Pharmaceuticals Corp. (the “Company”), dated February 8, 2006, as amended (the “Offer Letter”) and supersedes in its entirety the amendment to the Offer Letter dated November 13, 2006 (the “Previous Amendment”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Offer Letter (as defined below).

The following amendments to the Offer Letter shall be effective as of the date executed by you and the Company.

1.	The following paragraph shall replace and supersede, in its entirety, paragraph 3(e) of the Offer Letter:

(e)	Upon termination of your employment for any reason, the Company will pay you within two (2) weeks of such termination, your current base salary earned through the termination date, plus accrued and unused vacation, if any, and other benefits or payments, if any, to which you are entitled, less applicable deductions.

In the event your employment is terminated by the Company without “Cause” (as defined below) or by you for “Good Reason” (as defined below), then for the twelve (12) month period after such termination, the Company will continue to pay you your semi-monthly rate in effect at the time of termination, less applicable deductions. In addition, the Company will provide and pay the Company’s portion of your group health insurance during such twelve (12) month period, which shall count towards the applicable benefit continuation period required by applicable law. Thereafter, your continued benefits during the remainder of the continuation period shall be paid at your own expense. Notwithstanding the foregoing, the Company’s payments for your group health insurance will terminate when you have obtained such coverage through an alternate source before the end of the twelve (12) month period following your termination and you are required to notify the Company within seven (7) days of obtaining such alternate coverage. The Company will reconcile such payments with you quarterly, and any additional payments owed to you by the Company, and any payments owed to the Company by you, will be paid respectively within two (2) weeks following such reconciliation period.

If within three (3) months prior to, or within eighteen (18) months after, the occurrence of a Change of Control (as defined below), your employment is either terminated by the Company without Cause or you terminate your employment with the Company for Good Reason, your unvested stock options will become fully vested.

The Company will not be obligated to continue any payments to you or accelerate vesting of your stock options under this paragraph 3(e) in the event you materially breach the terms of this letter agreement or the Confidentiality Agreement (as defined below). Notwithstanding any termination of your employment for any reason (with or without Cause or for Good Reason), you will continue to be bound by the provisions of the Confidentiality Agreement.

All payments and benefits provided pursuant to this paragraph 3(e) shall be conditioned upon your execution and non-revocation of a general release substantially in the form of Exhibit A attached to this letter agreement at the time of termination. Your refusal to execute a general release shall constitute a waiver by you of any and all benefits referenced in this paragraph 3(e). The Company will not be obligated to continue any such payments to you under this paragraph 3(e) in the event you materially breach the terms of this letter agreement or the Confidentiality Agreement.

2.	The following paragraph shall be added as new paragraph 3(g):

(g)	For the purpose of this paragraph 3, the termination of your employment for “Good Reason” shall mean the termination by you of your employment with the Company within eighteen (18) months after a “Change in Control” (as defined below) or the sale of a majority of the assets, obligations, or business of the Company (whether by merger, sale of stock or otherwise), provided such termination occurs:

(i)	within three (3) months after a material diminution in your responsibilities (provided that such diminution is not in connection with the termination of your employment for Cause),

(ii)	within three (3) months of your principal work location changing to be more than fifty (50) miles from the Company’s principal offices, or

(iii)	within three (3) months after the reduction by the Company of the amount of your base salary, unless such reduction is pursuant to a plan and as a consequence the base salaries of the Company’s executives are reduced generally.

Provided, however, that with respect to any of the foregoing events, you shall be required to provide the Company thirty (30) calendar days prior written notice of your intention to resign and the Company shall have the opportunity during such thirty (30) day period to cure such event if such event is capable of being cured. The Company shall notify you, within sixty (60) days of receipt of your notice of intent to terminate your employment for Good Reason if the Company disagrees with your intent to terminate under this paragraph. For the purposes of this letter agreement, “Change of Control” shall be deemed to have occurred if the Company is consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company’s assets or shares of stock or otherwise (excluding (A) transactions solely for the purpose of reincorporating the Company in a different jurisdiction or recapitalizing or reclassifying the Company’s stock, or (B) any merger or consolidation in which the shareholders of the Company immediately prior to such merger or consolidation continue to own at least a majority of the outstanding voting securities of the Company or the surviving entity after such merger of consolidation).

Except as specifically set forth herein, all other terms and conditions of the Offer Letter shall remain in full force and effect. On and after the date hereof, each reference in this letter agreement or the Offer Letter to the “letter” shall mean the Offer Letter as amended hereby.

Please sign below if you agree and accept the foregoing terms.

Sincerely,

Memory Pharmaceuticals Corp.

By:	/s/ James R. Sulat
Name:	James R. Sulat
President & CEO

I have read and agree to the terms and conditions contained herein:

/s/ Stephen Murray, M.D., Ph.D.	2/9/07
Stephen Murray, M.D., Ph.D.	Date